Exhibit 5

                                                 September 11, 2001
The Board of Directors of
  C&D Technologies, Inc.
1400 Union Meeting Road
Blue Bell, Pennsylvania  19422-0858

Ladies and Gentlemen:

         I am the Vice President, General Counsel and Corporate Secretary of C&D Technologies, Inc. (the "Company"), and I am familiar with the proceedings taken by the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to the proposed offering by the Company of up to an additional 900,000 shares (the "Shares") of Common Stock, $.01 par value, of the Company, pursuant to the Company's Amended and Restated 1998 Stock Option Plan (the "Plan").

         As counsel to the Company, I have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. I have also examined the Company's Certificate of Incorporation and By-laws, as amended to date, the corporate minutes and other proceedings and the records relating to the Plan and authorization and offering of the Shares, and such other documents and matters of law as I have deemed necessary or appropriate in order to render this opinion.

         Based upon the foregoing, it is my opinion that the Shares, when issued in accordance with the terms and conditions of the Plan, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

         The foregoing opinion is limited to the federal laws of the United States of America and the laws of the State of Delaware.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                   Sincerely,

                                   /s/ Linda R. Hansen
                                   ------------------------
                                   Linda R. Hansen, Esquire